Exhibit 99.1

REDWOOD TRUST DECLARES SECOND QUARTER 2024 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared second quarter 2024 common and preferred stock dividends.

Common Stock Dividend

The Board has authorized the declaration of a second quarter 2024 regular common stock dividend of $0.16 per share. This marks the Company's 100th consecutive quarterly common dividend. The second quarter 2024 common stock dividend is payable on June 28, 2024 to stockholders of record on June 21, 2024.

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A dividend for the second quarter of 2024 of $0.625 per share. Dividends for the Series A are payable on July 15, 2024 to stockholders of record on July 1, 2024.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Additionally, through Aspire®, our home equity investment (“HEI”) platform, we directly originate HEI to homeowners. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Kaitlyn Mauritz

Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com